EXHIBIT 21.1
SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	State of Organization	Names Used to Transact Business

Memphis Disposition Corp. f/k/a Cardinal Machinery, Inc.	Tennessee	Industrial Distribution Group, Inc.
IDG USA, LLC	Georgia	Boring-Smith
Industrial Distribution Group, Inc.
IDG-Mexico, Inc.	Georgia	None